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Exhibit 99.1

Aon Reports Second Quarter and Six Months 2003 Results

        CHICAGO, IL—August 5, 2003—Aon Corporation (NYSE: AOC) today reported second quarter and six months 2003 results.

Second Quarter and Six Months Highlights

Net income for the second quarter was $146 million or $0.46 per share compared with breakeven results in the year ago period. Six months results increased to $298 million or $0.94 per share from $160 million or $0.57 per share in 2002. Excluding an expected $9 million ($0.02 per share) unusual World Trade Center (WTC) charge initially noted in first quarter 2003, net income per share was $0.48 for the second quarter. Six months net income per share, excluding unusual WTC charges ($0.09 per share) was $1.03.

Consolidated revenues grew 15% for the second quarter and six months to $2.4 billion and $4.8 billion, respectively, versus the year ago periods. Continued demand for Aon's services and products and improved investment income drove the increases. Foreign exchange translations accounted for 5% of the growth for both the quarter and first half.

Patrick G. Ryan, chairman and CEO of Aon Corporation, said, "Second quarter results showed steady improvement in our risk management and insurance brokerage operations, much better results in insurance underwriting, and good core performance in consulting given the current economic climate. Client demand for our services and products continues to be robust, as evidenced by our solid organic revenue growth, and I am encouraged by the progress we have made in our businesses."

Ryan added, "We are working diligently to increase our operating margins by further tightening our expense management, and I believe we can increase our productivity as we continue to grow revenues."

Second Quarter Segment Review

Risk and Insurance Brokerage Services second quarter revenue grew 17% to $1.424 billion. Organic revenue growth for the total segment was 11%. Within the segment, organic revenue growth was 14% for the Americas (up from 13% in first quarter 2003), 10% for International, 13% for Reinsurance and 2% for Claims Services.

Pretax income increased 22% to $175 million from $144 million in second quarter 2002. Pretax margins improved to 12.3% from 11.9%. Excluding a previously reported $6 million special credit, pretax income in second quarter 2002 was $138 million and the pretax margin was 11.4%. As expected, defined benefit pension costs increased by approximately $28 million year-to-year in the segment. Claims services second quarter pretax income declined approximately $19 million from the prior year. Investment income was $8 million lower in the second quarter compared with a year ago, and second quarter 2002 results included $7 million of transition costs related to the business transformation.

Mr. Ryan commented, "Margins were up, despite increased pension costs and a decline in claims services results, which shows that most of our brokerage businesses have performed better than last year. Excluding the claims services decline, the second quarter brokerage margin was in line with our original expectation." Mr. Ryan added, "There is seasonality within the year, and our brokerage margins are highest in the fourth quarter. Given our current outlook, we continue to expect that the 2003 brokerage margin will exceed full year 2002."

Reinsurance operations, particularly in the U.S., had excellent results and U.S. retail brokerage and managing underwriting improved significantly from a year ago, driven by higher retention rates and new business development. International brokerage continued to have solid results. In claims services, actions have been and are being taken to improve the financial performance of this business.

Consulting revenue rose 19% to $294 million, or 9% on an organic basis. Human resource outsourcing was the principal growth area with 26% organic revenue growth. Non-outsourcing business grew 5% on an organic basis, mostly due to slower hiring and less discretionary spending by clients in response to challenging economic conditions.

Pretax income was $21 million compared with $23 million one year ago, and the pretax margin was 7.1% versus 9.3%. An increasing mix of lower margin outsourcing business factored into the comparisons; however, the profitability of these multi-year contracts is expected to improve in future periods.

Insurance Underwriting revenue was $692 million compared with $750 million in second quarter 2002. The decline in reported revenues was primarily the result of the "back-to-basics" strategy within A&H underwriting that was announced in fourth quarter 2002. Additionally, investment income decreased $11 million, primarily from the runoff of guaranteed investment contracts.

Organic revenue growth, based on written premiums, was 8%, driven by credit and select property and casualty premiums.

Pretax income was $64 million compared with $2 million in second quarter 2002. Pretax margins grew to 9.2% from 0.3%. Excluding a previously reported $3 million special charge in second quarter 2002, pretax income was $5 million and the pretax margin was 0.7%. The "back-to-basics" focus in accident and health (A&H) underwriting significantly improved the benefits payout ratio, which contributed to the margin increase.

Second quarter 2002 results included a $15 million pretax non-claim litigation reserve and a $36 million pretax expense related to the termination of NPS, an independent managing general agent.

Corporate and Other segment revenue of $44 million improved from a negative $91 million in second quarter 2002, due mostly to lower impairment write downs and increased income from equity securities. Investment income in second quarter 2003 included $21 million from an increase in the value of Endurance Specialty Holdings Limited (NYSE: ENH) warrants. Aon co-sponsored the formation of Endurance in 2001 and made an initial investment of $227 million.

The Corporate and Other segment pretax loss was $15 million compared to a pretax loss of $153 million a year ago, principally due to improved revenues. A $9 million unusual WTC charge was incurred in the quarter. This previously anticipated charge, originally noted in Aon's first quarter 2003 earnings release, relates to temporary office space secured in Manhattan following the WTC disaster. Aon has included these costs as part of its WTC property insurance claim, which continues to be processed.

Second Quarter and Six Months Earnings Per Share: Review of Selected Items

The table below outlines certain items that influenced the second quarter and six months results.

	Second Quarter		Six Months
Earnings Per Share (EPS) Analysis: credit (charge)
	2003	2002	2003	2002
Reported Dilutive EPS	$0.46	$0.00	$0.94	$0.57
Unusual charges—WTC	(0.02)	—	(0.09)	—
Special charges—spin off expenses	—	(0.01)	—	(0.02)
Special credits—business transformation plan	—	0.01	—	0.01
One-time tax related item	—	—	—	0.11
Cumulative adjustment—other than temporary impairments	—	(0.13)	—	(0.12)
NPS related costs	—	(0.08)	—	(0.08)
Underwriting segment non-claim litigation reserves	—	(0.03)	—	(0.03)
Losses and other costs for certain insurance underwriting units being discontinued	(0.01)	(0.01)	(0.01)	(0.01)
Additional spin-off plan and related expenses not reflected as special charges	—	(0.01)	—	(0.02)

In addition to the items shown above, defined benefit pension costs increased by approximately $34 million pretax ($0.07 per share) in second quarter 2003 compared to a year ago. After netting the effect of currency hedges, the positive impact of foreign currency translations was approximately $0.03 per share in the quarter.

Financial Strength Highlights

Total debt decreased to approximately $1.76 billion at June 30, 2003 from $1.79 billion at December 31, 2002. Preferred securities outstanding were $752 million for both periods. Stockholders' equity was approximately $4.3 billion at June 30, 2003, up from $3.9 billion at year-end 2002. At June 30, 2003, Aon's total debt and preferred securities as a percentage of total capital improved to 37% from 40% at December 31, 2002.

Approximately 90% of Aon's investment portfolio at quarter end was in short-term and fixed maturities. More than 95% of the fixed income securities were investment grade.

Aon's senior debt is rated "A-" by Standard and Poor's and Fitch, and Baa2 by Moody's. Aon's principal insurance underwriting subsidiaries are rated "A" by A.M. Best for their claims paying ability.

Accounting and Disclosure Changes

In May 2003, the Financial Accounting Standards Board (FASB) issued FAS Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This Statement establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity.

Beginning third quarter 2003, in accordance with FAS 150, Aon will reclassify as liabilities its Redeemable Preferred Stock ($50 million) and Trust Preferred Capital Securities ($702 million). The amounts reclassified will be at fair value.

The difference between fair value and book value at July 1, 2003 will be reflected on the condensed consolidated statements of income as a cumulative effect of change in accounting principle, net of tax, in third quarter 2003. Changes in the fair value after July 1, 2003 will be reflected in interest expense. Dividends paid on the Capital Securities (currently shown as minority interest, net of tax on the condensed consolidated statements of income) and the Redeemable Preferred Stock will also be included in interest expense in future quarters.

Future Outlook

"We had solid organic revenue growth in the quarter and brokerage margins have improved year-over-year," Mr. Ryan said. "We have recruited some excellent new talent into our organization, and our franchise has never been stronger in terms of delivering valuable services and products to our clients. Margin expansion is a key focus, and we are working to improve margins in each of our operating segments."

Mr. Ryan added, "Based on our current outlook, we remain comfortable with a 2003 earnings per share range of $1.90 to $2.00, excluding unusual WTC charges and the impact of FAS 150."

The Company will host an audio webcast on Wednesday, August 6th at 10:00 a.m. (CDT) that can be accessed at www.aon.com.

Aon Corporation (www.aon.com) is a holding company that is comprised of a family of insurance brokerage, consulting and insurance underwriting subsidiaries.

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results, depending on a variety of factors. Potential factors that could impact results include the general economic conditions in different countries around the world, fluctuations in global equity and fixed income markets, exchange rates, rating agency actions, pension funding, changes in commercial property and casualty markets and commercial premium rates, the competitive environment, the actual costs of resolution of contingent liabilities and other loss contingencies, the heightened level of potential errors and omissions liability arising from placements of complex policies and sophisticated reinsurance arrangements in an insurance market in which insurer reserves are under pressure, and the timing and resolution of related insurance and reinsurance issues relating to the events of September 11, 2001. Further information concerning the Company and its business, including factors that potentially could materially affect the Company's financial results, are contained in the Company's filings with the Securities and Exchange Commission.

###

Investor Contact:	Sean O'Neill Vice President, Financial Relations 312-381-3983
or
Media Contact:	Al Orendorff Director, Public Relations 312-381-3153

Aon Corporation
Consolidated Summary of Operations

	Second Quarter Ended			Six Months Ended
(millions except per share data)	Jun. 30, 2003	Jun. 30, 2002	Percent Change	Jun. 30, 2003	Jun. 30, 2002	Percent Change
Revenue
Brokerage commissions and fees	$1,713	$1,510	13%	$3,389	$2,954	15%
Premiums and other	635	638	—	1,267	1,173	8
Investment income	90	(26)	N/A	170	83	105

Total revenue	2,438	2,122	15	4,826	4,210	15

Expenses
General expenses	1,817	1,671	9	3,526	3,134	13
Benefits to policyholders	325	391	(17)	670	705	(5)
Interest expense	27	30	(10)	55	59	(7)
Amortization of intangible assets	15	14	7	28	25	12
Unusual charges—World Trade Center	9	—	N/A	46	—	N/A

Total expenses	2,193	2,106	4	4,325	3,923	10

Income Before Income Tax and Minority Interest	245	16	+500	501	287	75
Provision for income tax (37% in 2003 and 2002)	90	6	+500	185	107	73

Income Before Minority Interest	155	10	+500	316	180	76
Minority interest—8.205% trust preferred capital securities	(9)	(10)	(10)	(18)	(20)	(10)

Net Income	$146	$—	N/A %	$298	$160	86%

Preferred stock dividends	—	—	N/A	(1)	(1)	—

Net Income Available for Common Stockholders	$146	$—	N/A %	$297	$159	87%

Net Income Per Share:
Basic net income per share	$0.46	$—	N/A %	$0.94	$0.58	62%

Dilutive net income per share	$0.46	$—	N/A %	$0.94	$0.57	65%

Dilutive average common and common equivalent shares outstanding	318.2	278.0	14%	316.7	277.3	14%

Aon Corporation
Segments

	Second Quarter Ended				Six Months Ended
(millions)	Jun. 30, 2003	Jun. 30, 2002	Percent Change	Organic Revenue Growth (5)	Jun. 30, 2003	Jun. 30, 2002	Percent Change	Organic Revenue Growth (5)
Revenue
Risk and insurance brokerage services (1)
Risk management and insurance brokerage—Americas	$590	$517	14%	14%	$1,097	$965	14%	13%
Risk management and insurance brokerage—International	507	413	23	10	1,031	833	24	10
Reinsurance brokerage and related services	226	192	18	13	468	391	20	14
Claims services	101	93	9	2	202	183	10	8

Total risk and insurance brokerage services	1,424	1,215	17	11	2,798	2,372	18	12

Consulting (2)
Benefits, compensation, management and communications consulting	224	194	15	5	433	377	15	6
Human resource outsourcing	70	54	30	26	143	104	38	32

Total consulting	294	248	19	9	576	481	20	11

Insurance underwriting (3)
Accident & health and life	377	441	(15)	(1)	776	830	(7)	2
Warranty, credit and property & casualty	315	309	2	19	625	569	10	21

Total insurance underwriting	692	750	(8)	8	1,401	1,399	—	11

Operating segments	2,410	2,213	9	10%	4,775	4,252	12	11%

Corporate and other	44	(91)	N/A		79	(42)	N/A
Intersegment revenues (4)	(16)	—	N/A		(28)	—	N/A

Total revenue	$2,438	$2,122	15%		$4,826	$4,210	15%

Income (Loss) Before Income Tax and Minority Interest
Risk and insurance brokerage services	$175	$144	22%		$405	$333	22%
Consulting	21	23	(9)		41	50	(18)
Insurance underwriting	64	2	+500		127	70	81
Corporate and other	(15)	(153)	N/A		(72)	(166)	N/A

Total income before income tax and minority interest	$245	$16	+500%		$501	$287	75%

(1)
Includes investment income of $20 million and $28 million for the second quarters ended June 30, 2003 and 2002, respectively, and $40 million and $49 million for the six months ended June 30, 2003 and 2002, respectively.

(2)
Includes investment income of $0 million for both the second quarters ended June 30, 2003 and 2002, respectively, and $1 million for both the six months ended June 30, 2003 and 2002, respectively.

(3)
Includes investment income of $30 million and $41 million, of which $1 million and $10 million pertain to interest earned on investments underlying investment-type contracts, for the second quarters ended June 30, 2003 and 2002, respectively. Includes investment income of $58 million and $83 million, of which $3 million and $22 million pertain to interest earned on investments underlying investment-type contracts, for the six months ended June 30, 2003 and 2002, respectively.

(4)
Total revenue from operating segments include intersegment revenues of $16 million and $28 million for the second quarter and six months ended June 30, 2003, respectively, which have been eliminated in the consolidated summary of operations. Intersegment revenues in periods prior to March 31, 2003 have not been eliminated in the consolidated summary of operations as the amounts were immaterial.

(5)
Organic revenue growth excludes the impact of acquisitions, dispositions, transfers, investment income, foreign exchange, reimbursable expenses and unusual items. Written premiums and fees are the basis for organic revenue growth within the Insurance Underwriting segment.

Aon Corporation
Corporate and Other

	Second Quarter Ended			Six Months Ended
(millions)	Jun. 30, 2003	Jun. 30, 2002	Percent Change	Jun. 30, 2003	Jun. 30, 2002	Percent Change
Revenue
Investment Income:
Income from marketable equity securities and other investments (1)	$36	$3	+500%	$89	$6	+500%
Limited partnership investments	—	5	(100)	—	14	(100)
Interest on tax refund	—	—	N/A	—	48	(100)
Net gain (loss) on disposals and related expenses (2)	4	(103)	N/A	(18)	(118)	N/A

Total investment income	40	(95)	N/A	71	(50)	N/A
Auto finance service revenue	4	4	—	8	8	—

Total revenue	44	(91)	N/A	79	(42)	N/A

Expenses
General expenses (3)	23	32	(28)	50	65	(23)
Interest expense	27	30	(10)	55	59	(7)
Unusual charges—World Trade Center	9	—	N/A	46	—	N/A

Total expenses	59	62	(5)	151	124	22

Loss before income tax	$(15)	$(153)	N/A %	$(72)	$(166)	N/A %

(1)
Includes income of $21 million and $66 million from an increase in the value of warrants held by the company in Endurance Specialty for the second quarter and six months ended June 30, 2003, respectively, as well as $13 million and $20 million from a common equity interest in Endurance for the second quarter and six months ended June 30, 2003, respectively.

(2)
Includes impairment writedowns of $5 million and $101 million (including $56 million for the cumulative adjustment for other than temporary impairments that existed in prior financial reporting periods, of which $5 million pertained to first quarter 2002) for the second quarters ended June 30, 2003 and 2002, respectively, and $33 million and $109 million (including $51 million cumulative adjustment relating to prior financial reporting periods) for the six months ended June 30, 2003 and 2002, respectively.

(3)
Includes costs related to the auto finance service business of $13 million and $10 million for the second quarters ended June 30, 2003 and 2002, respectively, and $24 million and $20 million for the six months ended June 30, 2003 and 2002, respectively.

Aon Corporation
Supplemental Financial Information

	Second Quarter Ended
(millions)	Jun. 30, 2003	Jun. 30, 2002	Percent Change	Less: Currency Impact	Less: All Other (1)	Organic Revenue Growth
Revenue
Risk and insurance brokerage services
Risk management and insurance brokerage—Americas	$590	$517	14%	—%	—%	14%
Risk management and insurance brokerage—International	507	413	23	14	(1)	10
Reinsurance brokerage and related services	226	192	18	7	(2)	13
Claims services	101	93	9	3	4	2

Total risk and insurance brokerage services	1,424	1,215	17	6	—	11

Consulting
Benefits, compensation, management and communications consulting	224	194	15	5	5	5
Human resource outsourcing	70	54	30	3	1	26

Total consulting	294	248	19	5	5	9

Insurance underwriting
Accident & health and life	377	441	(15)	4	(18)	(1)
Warranty, credit and property & casualty	315	309	2	3	(20)	19

Total insurance underwriting	692	750	(8)	3	(19)	8

Operating segments	2,410	2,213	9	5%	(6)%	10%

Corporate and other	44	(91)	N/A
Intersegment revenues	(16)	—	N/A

Total revenue	$2,438	$2,122	15%

	Six Months Ended
(millions)	Jun. 30, 2003	Jun. 30, 2002	Percent Change	Less: Currency Impact	Less: All Other (1)	Organic Revenue Growth
Revenue
Risk and insurance brokerage services
Risk management and insurance brokerage—Americas	$1,097	$965	14%	—%	1%	13%
Risk management and insurance brokerage—International	1,031	833	24	14	—	10
Reinsurance brokerage and related services	468	391	20	7	(1)	14
Claims services	202	183	10	3	(1)	8

Total risk and insurance brokerage services	2,798	2,372	18	6	—	12

Consulting
Benefits, compensation, management and communications consulting	433	377	15	5	4	6
Human resource outsourcing	143	104	38	3	3	32

Total consulting	576	481	20	5	4	11

Insurance underwriting
Accident & health and life	776	830	(7)	3	(12)	2
Warranty, credit and property & casualty	625	569	10	4	(15)	21

Total insurance underwriting	1,401	1,399	—	3	(14)	11

Operating segments	4,775	4,252	12	5%	(4)%	11%

Corporate and other	79	(42)	N/A
Intersegment revenues	(28)	—	N/A

Total revenue	$4,826	$4,210	15%

(1)
Includes items discussed in the organic revenue growth description, beyond currency impacts.

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  Exhibit 99.1
Aon Reports Second Quarter and Six Months 2003 Results